Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of August 10, 2021 between Neptune Holdings USA Inc., a Delaware corporation (“Employer”) and Neptune Solutions Bien-Etre Inc. (in English, Neptune Wellness Solutions Inc.) (the “Company”), and John S. Wirt (the “Employee”) (collectively referred to as the “Parties”).

RECITALS:

A.

WHEREAS this Agreement supersedes and replaces all previous oral or written agreements, memoranda, correspondence or other communications between the Parties hereto relating to the subject matter hereof.

B.

WHEREAS the Employee has valuable skills and experience which will be of assistance to the Company in managing its business in the challenging and rapidly changing business environment in which it operates.

C.	WHEREAS the Company has offered the Employee employment on the terms set out in this Agreement and the Employee has accepted the Company’s offer on the date hereof.

D.

WHEREAS, as set forth in Section 1.2 below, this Agreement is contingent upon approval by the board of directors of the Company (the “Board”), a successful verification, at the Company sole discretion, of criminal, education, drug and/or employment background of the Employee, vetting of Square Ring, Inc., a Delaware corporation, Epic Sports & Entertainment, Inc., a Florida corporation, and Content Group, AG, a Swiss corporation, and the Employee understands and agrees that this Agreement can be rescinded by the Company based upon data received in the verification.

THEREFORE, for good and valuable consideration, the Parties agree as follows:

1.	DUTIES AND RESPONSIBILITIES

1.1.	Employment

The Company hereby engages the Employee as the Executive Vice President, Legal & Business Affairs (Chief Legal Officer and General Counsel) for the Company, subject to the approval of the Board of Directors and, as set forth in Section 1.2, vetting of Employee and Square Ring, Inc., a Delaware corporation, Epic Sports & Entertainment, Inc., a Florida corporation, and Content Group, AG, a Swiss corporation. The Employee will carry out those duties, responsibilities and reporting requirements which are ordinarily expected of such position and such other reasonable duties as may from time to time be assigned by the Company. This position reports to the Chief Executive Officer of the Company (“CEO”). Employee agrees to serve, if requested, and without additional compensation or benefits, as an officer for affiliates of the Company.

1.2.	Board Approval; Hire Date; Term

This Agreement is contingent upon: (i) its approval by the board of directors of the Company (the “Board”), (ii) successful verification, at the Company’s sole discretion, of the Employee passing the Company’s standard criminal, education, drug and/or employment background checks of the Employee (based on the Company’s existing policies and procedures), and (iii) the Company’s vetting of Square Ring, Inc., a Delaware corporation, Epic Sports & Entertainment, Inc., a Florida corporation, and Content Group, AG, a Swiss corporation, for criminal, financial or regulatory issues that could cause the Employee to be unsuitable, in the sole discretion of the Board, for the role of General Counsel of the Company. In the event of a failure of any of the contingencies set forth in this paragraph the Company reserves the right to rescind this Agreement by action of the Board, upon which time it shall be null and void, provided that, the Employee shall be paid any accrued and unpaid base salary set forth in Section 2.1, and further provided that, the Company’s rescission right shall expire at the close of business on the twentieth (20th) business day following the date this Agreement is fully executed by the Parties. The Employer shall be the Employee’s employer of record.

This Agreement shall be for an initial term commencing on August 16, 2021 (the “Hire Date”) and continuing until the third anniversary of the Hire Date (the “Term”), unless sooner terminated in accordance with the terms of this Agreement. However, if the Hire Date has not occurred by August 16, 2021, the Board does not approve this Agreement, or if Employee dies or becomes disabled prior to the Hire Date, this Agreement will be of no force and effect and the Company will have no obligations whatsoever hereunder (with respect to payments or otherwise).

To the extent the Employee’s employment with the Company continues after the end of the Term, such employment will be on an at-will basis, and the payments and/or benefits referenced in Section 1.3.3 (a), (b) and (c) shall not apply to such continued employment.

1.3	Termination of Employment

The Term and the Employee’s employment under this Agreement may be terminated by either Party at any time and for any reason. Upon such termination prior to the expiration of the Term, the Employee will be entitled to the compensation and benefits described in this Section 1.3, as applicable, and will have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

1.3.1.	For Cause.

Prior to the expiration of the Term, this Agreement and the Employee’s employment hereunder may be terminated by the Company for Cause. In the event of such termination, the Employee will be entitled to receive:

(a) any accrued but unpaid Base Salary prorated through the date of termination plus accrued but unused vacation in accordance with Company policy, which will be paid on the pay date immediately following the Termination Date (as defined below);

(b) reimbursement for unreimbursed business expenses properly incurred by Employee and compliant with Company policy, which will be paid in accordance with the Company’s expense reimbursement policy; and

(c) all other unpaid payments, benefits or fringe benefits the Employee has earned, vested, and is owed under the terms of any applicable compensation arrangement or benefit or fringe benefit plan as of the Termination Date, if any (including, for the avoidance of doubt, any equity awards subject to their written terms); provided that, in no event will the Employee be entitled to any payments in the nature of severance or termination payments except if specifically provided herein (Items 1.3.1(a) through 1.3.1(c) are referred to herein collectively as the “Accrued Obligations”).

For purposes of this Agreement, “Cause” means:

(i) the Employee’s willful and repeated failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Employee’s willful and repeated failure to comply with any valid and legal directive of the Chief Executive Officer and/or the Board;

(iii) the Employee’s conviction of or plea of guilty or nolo contendere to a charge of embezzlement, misappropriation or fraud;

(iv) the Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or any crime which would damage the Company’s reputation or be incompatible with or impair the Employee’s ability to discharge his duties hereunder (in any event, other than a violation of U.S. federal law related to the possession of cannabis provided it is lawful under applicable state law);

(v) the Employee’s willful violation of a written policy of the Company which is materially injurious to the Company or its affiliates, including the Company’s Code of Conduct;

(vi) conduct by the Employee that constitutes willful fraud, willful dishonesty or willful misconduct in the performance of Employee’s duties;

(vii) the Employee’s material breach of any obligation or representation under this Agreement or any other written agreement between the Employee and the Company;

(viii) the Employee does not qualify for or obtain a Health Canada security clearance;

(ix) the Employee being found unsuitable for, or having been denied, a license to practice law in any jurisdiction required by the Company, or being disbarred or suspended from the practice of law in any jurisdiction in the United States or foreign court of competent jurisdiction;

(x) the Employee is charged with a crime involving moral turpitude or involving the unlawful theft or conversion of substantial monies or property of another, or the Employee engages in conduct that brings or is reasonably likely to bring the Company or its affiliates negative publicity or into public disgrace, embarrassment, or disrepute, in each case, that results in material injury to the Company;

(xi) the knowing misstatement by the Employee of the financial records of the Company or its affiliates or complicit actions in respect thereof;

(xii) the Employee’s involvement with Square Ring, Inc., a Delaware corporation, Epic Sports & Entertainment, Inc., a Florida corporation, and Content Group, AG, a Swiss corporation, which materially impacts Employee’s ability to fulfill his duties for the Company or its affiliates, or that gives rise to material harm or reputational damage to the Company or its affiliates;

(xiii) the Employee’s breach of any fiduciary duty, acceptance of any concurrent employment or director position without the prior written consent of the Board, or failure to devote his full time and attention to the Company or its affiliates;

(xiv) the Employee’s violation, as determined by the Board, of any securities or employment laws, rules, or regulations that results in material harm or reputation to the Company; and/or

(xv) A proceeding or enforcement action is brought by a governmental body or agency that seeks to remove the Employee from his role as a director or officer of the Company or any of its affiliates or otherwise ban or suspend the Employee from being an officer or director of any company.

Except for a failure, breach, refusal, or occurrence, which, by its nature, cannot reasonably be expected to be cured, the Employee shall have thirty (30) business days from the delivery of written notice by the Company within which to cure any of the foregoing acts or situations constituting Cause. If this Agreement is terminated by the Company for Cause in accordance with the terms of this Agreement, then the Employee shall have no further rights against the Company under this Agreement, except for the right to receive the Accrued Obligations. The Employee shall continue to be fully bound by his continuing obligations in this Agreement including, but not limited to, all of the Employee’s covenants in Article 3 herein.

1.3.2 Resignation by Employee.

Prior to the expiration of the Term, the Employee’s employment hereunder may be terminated upon the Employee providing a notice of resignation with at least thirty (30) days’ written notice. In the event of any such termination, the Employee will only be entitled to receive the Accrued Obligations. The Employee shall continue to be fully bound by his continuing obligations in this Agreement including, but not limited to, all of the Employee’s covenants in Article 3 herein.

1.3.3 Termination Without Cause Prior to Expiration of Term.

The Term and the Employee’s employment hereunder may be terminated by the Company without Cause. In the event of any such termination prior to the expiration of the Term, then the Employee will be entitled to receive the Accrued Obligations, and subject to the Employee’s compliance with his continuing obligations in this Agreement, including covenants in Article 3 of this Agreement, and his execution of a general release of claims in favor of the Company, its affiliates and their respective officers and board members in a form substantially similar in form and content to Schedule B (the “Release”) and such Release becoming effective and irrevocable, then the Employee will also be entitled to:

(a) the Company will continue to pay the Employee’s Base Salary for a period of twelve (12) months (“Salary Continuation Period”), which amount shall be paid on each regular salary payroll period with respect to the Salary Continuation Period and in accordance with the Company’s payroll practices, but with the first installment commencing on the payroll date following the date the Release becomes effective and irrevocable. However, should such termination occur in anticipation of or on or following a “Change in Control,” then the Salary Continuation Period shall be increased from twelve (12) months to eighteen (18) months;

(b) provided the Employee elects group health plan continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimbursement of COBRA premiums for a period not to exceed the COBRA Premium Period at the rates in effect on the Termination Date for health coverage under COBRA, less applicable withholding taxes, payable on the payroll date of each month following the date the Release becomes effective and irrevocable. The “COBRA Premium Period” ends on the earliest of: (i) the Salary Continuation Period; (ii) the date Employee and his eligible dependents become eligible for group health insurance coverage through a new employer; or (iii) the date the Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event the Employee becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, the Employee must immediately notify the Company of such event. In no event will the COBRA Premium Period exceed the Salary Continuation Period, and the Employee shall be responsible for electing COBRA coverage; and

(c) if the Employee’s Bonus for the immediately prior year has not been paid to Employee, the Company will pay such unpaid Bonus (as defined below), paid based on actual performance and payable when others are paid.

Notwithstanding the forgoing, and subject to any 6 month delay required pursuant to Section 4.6 provided Section 409A is applicable, if any payment pursuant to this Section 1.3.3, is subject to Section 409A (as defined below) and the timing of Employee’s execution and delivery of the Release could affect the calendar year in which any amount of any payment is made because the date of termination occurred toward the end of a calendar year, then no portion of said payments shall be paid until the Company’s first payroll payment date in the year following the year in which Employee’s termination occurs (for the avoidance of doubt, any amounts that would otherwise be payable during such delay shall be payable (without interest) when the first payment is made).

For purposes of this Section 1.3.3, a “Change in Control” means a Change in Control as defined in the Stock Plan (as defined below).

In the event of a termination pursuant to this Section 1.3.3, Employee, however, shall continue to be fully bound by his continuing obligations in this Agreement including, but not limited to, all Employee covenants in Article 3 herein. Should the Employee violate any provision or covenant in Article 3 of this Agreement, then the Employee shall not be entitled to any of the payments or benefits referenced in Section 1.3.3 (a)—(c), and any such payments or benefits will cease.

1.3.4 Death or Permanent Disability.

If this Agreement is terminated due to the death of the Employee, or his permanent Disability (as that term is defined under any long-term disability plan maintained by the Company and covering the Employee), then the Employee (or his heirs or beneficiaries) shall have no further rights against the Company under this Agreement, except for the right to receive (i) the Accrued Obligations, (ii) if the Employee’s Bonus (as defined below) for the immediately prior year has not been paid to Employee, the Company will pay the unpaid Bonus from the immediately prior year, paid based on actual performance and payable when others are paid. Employee, or his heirs or beneficiaries, shall continue to be fully bound by the continuing obligations of this Agreement. After a termination by the Company due to death or permanent Disability, the Company shall pay to Employee or his designated beneficiary (or, if no beneficiary has been designated by the Employee in writing, to his estate) the Accrued Obligations and other payments described above, which shall be paid within thirty (30) days of the date of termination (or as otherwise described above), or such earlier time as may be required by law. The Employee’s spouse shall be his designated beneficiary for purposes of this subsection unless the Employee provides a different designated beneficiary in writing to the Company.

1.3.5 Notice of Termination.

Any termination of the Employee’s employment hereunder by the Company or by the Employee during the Term (other than termination pursuant to Section 1.3.4 on account of the Employee’s death) will be communicated by written notice of termination (“Notice of Termination”) to the other party hereto. The Notice of Termination will specify (i) the termination provision of this Agreement relied upon, (ii) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (iii) the applicable Termination Date, which will take into account any cure period required under Section 1.3.

1.3.6 Termination Date.

The Employee’s “Termination Date” will be:

(a) if the Employee’s employment hereunder terminates on account of the Employee’s death, the date of the Employee’s death;

(b) if the Employee’s employment is terminated pursuant to an order made by any regulatory authority having jurisdiction to so order, the effective date specified in such order;

(c) if the Company terminates the Employee’s employment hereunder for any reason, the date specified in the Notice of Termination, provided that it shall include any period of contractual notice, reasonable notice, or right to cure in Section 1.3.1 above (if applicable); and

(d) if the Employee terminates his employment hereunder under Section 1.3.2, the date specified in the Notice of Termination, which will be no less than 30 days following the date on which the Notice of Termination is delivered; provided that, the Company reserves the right to waive all or any part of the 30-day notice period by giving written notice to the Employee of such waiver and waiver of payment of Base Salary in respect of the number of days’ notice waived, and for all purposes of this Agreement, upon such waiver, the Employee’s Termination Date will be determined by reference to any such waiver

1.3.7 Section 280G.

(a) If any of the payments or benefits received or to be received by the Employee (including, without limitation, any payment or benefits received in connection with a Change in Control or the Employee’s termination of employment, whether pursuant to the terms of this Agreement or any plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) (i) constitute “parachute payments“ within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee’s benefits under this Agreement shall be either (A) delivered, subject to any applicable tax or other withholdings, in full, or (B) delivered, subject to any applicable tax or other withholdings, to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event that 280G Payments are to be reduced in accordance with this Section 1.3.7(a), 280G Payments will be reduced in the following order: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) option or other equity award acceleration if applicable; (iv) RSUs if applicable; and (v) noncash forms of benefits. To the extent any such payment is to be made over time (e.g., in installments, etc.), then the payments shall be waived in reverse chronological order.

(b) All calculations and determinations under this Section 1.3.7 shall be made by an independent accounting firm or independent tax counsel appointed by the Company and agreed to by the Employee (either of which shall be referred to hereinafter as the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Employee for all purposes. For purposes of making the calculations and determinations required by this Section 1.3.7, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Employee shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 1.3.7. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

Employee acknowledges and agrees that no agreement or arrangement between Employee and the Company (including the execution and delivery of this Agreement) shall entitle Employee to become or remain in the employment of the Company or affect the right of the Company to terminate Employee’s employment at any time and for any reason.

1.3.8. Termination of Employee’s Employment Upon or Following Expiration of Three-Year

Term.

To the extent the Employee’s employment with the Company continues after the end of the Term, such employment will be on an at-will basis. If, upon or following the third anniversary of the Hire Date, the Employee’s employment terminates for any reason whatsoever, Employee shall only be entitled to the Accrued Obligations and Employee shall have no further rights against the Company under this Agreement. To the extent such termination is a result of Employee’s resignation, Employee agrees to provide a notice of resignation with at least thirty (30) days’ written notice; provided that, the Company reserves the right to waive all or any part of the 30-day notice period by giving written notice to the Employee of such waiver and waiver of payment of Base Salary in respect of the number of days’ notice waived, and for all purposes of this Agreement, upon such waiver, the Employee’s Termination Date will be determined by reference to any such waiver.

Employee shall continue to be fully bound by the restrictive covenants in Article 3 herein.

1.3.9. Effects of Termination.

The termination of the Employee’s employment with the Company will terminate all obligations of the Employee to render services on behalf of the Company, provided that: (a) the Employee will maintain the confidentiality of all Confidential Information acquired by the Employee during his employment in accordance with this Agreement; and (b) the Employee’s obligations under the provisions of Article 3 of this Agreement will survive termination of this Agreement or termination of Employee’s employment. No other payments or benefits will be payable by the Company to the Employee, except as may be set forth in this Agreement.

Upon termination of the Employee’s employment for any reason, the Employee shall (i) upon the request of the Company, re-confirm and acknowledge the Employee’s agreement to be bound by the covenants and restrictions in Article 3, (ii) promptly return all Company property and records, in whatever form, to the Company, and provide written assurances that Employee has not copied or retained copies of Confidential Information or Trade Secrets and (iii) upon the request of the Company, immediately resign from any and all director or officer positions he may hold with the Company or its affiliates.

1.4 Full Time and Attention and Fiduciary

The Employee shall devote substantially all his working time and efforts to the business and affairs of the Company and its affiliates. As such, the Employee agrees by, or before the Hire Date, either to (i) divest from his current clients, (ii) arrange with co-counsel to undertake substantially all of the work of a particular matter(s) (with Employee providing only big picture legal advice and strategy) or (iii) with respect to matters that will not require more than an insignificant amount of Employee’s time (for the avoidance of doubt, including without limitation divesting from current clients and making arrangements with co-counsel), to wind up such matter as soon as reasonably practicable following the Hire Date. With respect to any such matters that continue after the Hire Date, Employee agrees that he will take time off (using vacation or on an uncompensated basis if no accrued vacation remains) and will report to the CEO as to the amount of such time, but the Employee understands that such endeavor shall not degrade Employee’s full-time performance of duties pursuant to this Agreement. Employee agrees not to undertake the representation of any new clients and not to undertake any new legal matters, whether litigation or corporate, for any existing clients without the prior written consent of the Company. While an employee of the Company, the Employee will not, without obtaining the prior written consent of the Company, accept or hold any position as an employee, consultant, or director, other than as a director of boards of directors for (i) charitable organizations, (ii) industry organizations related to the business of the Company, (iii) Square Ring, Inc., a Delaware corporation, (iv) Epic Sports & Entertainment, Inc., a Florida corporation or (v) Content Group, AG, a Swiss corporation; provided, the Employee uses his reasonable best efforts to uphold all of the Employee’s employment duties to the Company or its affiliates, such association does not present a potential or actual conflict of interest, and/or such activities do not result in a breach of or conflict with Employee’s obligations under Article 3 below. As a lawyer representing the Company, the Employee is subject to applicable rules of professional responsibilities and shall act at all times in accordance therewith.

1.5 Location

Generally, the Employee will be working remotely from his home. However, Employee acknowledges that his work could require him to travel to the different offices of the Company and its affiliates in the United States and in Canada.

Travel will be reimbursed in accordance with Company policy and Section 2.8 of this Agreement.

1.6 Compliance with Rules and Policies

The Employee will comply with all rules and policies of the Company including the Code of Conduct and Insider Trading policy. The Company may from time to time amend, alter, change, delete or establish new rules and policies (collectively, the “Revised Policies”) to meet the business needs of the enterprise. The Employee agrees that, immediately upon receiving notice of such Revised Policies, the Employee’s employment will be governed by such Revised Policies. Employee will act in accordance with laws, ordinances, regulations, professional standards, or rules of any governmental, regulatory, or administrative body, agent or authority, any court or judicial authority, or any public, private, or industry regulatory authority.

2. COMPENSATION & BENEFITS

2.1.	Base Salary

The Employee will be paid a bi-weekly salary, which if annualized is equal to the amount of $600,000 USD (this amount and any future increases, the “Base Salary”) from the Hire Date in accordance with the Company’s payroll practices. Any future increases in Base Salary (if any) will be at the sole discretion of the CEO of the Company    and reviewed on an annual basis in accordance with the Company’s practice.

2.2.	Annual At Risk Incentive Compensation

(a)

Starting and pro-rated to his Hire Date, the Employee will be eligible to earn an annual discretionary bonus (the “Bonus”) based on the achievement of metrics and goals established and evaluated by the Board, in its sole discretion. The target Bonus is anticipated to be 75% of Base Salary based on a combination of the Company’s performance targets set by the Board, functional targets to be agreed with the CEO upon joining, and on personal performance. Annual targets are to be mutually agreed upon with CEO, but expected to be based upon, among other things, reduction in outside counsel fees, better and/or more economical legal outcomes, business opportunities and deals Employee initiates, develops and closes and EBTIDA of Company. There is no representation that a Bonus in one year will be comparable to another year and under no circumstances is the Bonus to be considered part of the Employee’s Base Salary or other regular employment income.

(b)

The Bonus, if any, will be paid when the Company normally pays such Bonuses. Bonus eligibility is conditional upon the Employee remaining in the active employment of the Company for the entire fiscal year of the Company and until the Bonus is declared and paid (except as provided in Section 1.3.3(c) or in Section 2.2(c) below). Except as provided for in Section 1.3.3(c), if prior to the year end, (a) the Employee’s active employment with the Company ceases for any reason whatsoever, or (b) the Employee has given or received notice of termination, the Employee will not be eligible for Bonus consideration for that year or for any resulting notice period, arising under contract, common law or civil law.

(c)	The Employee’s eligibility for payment of a Bonus will commence in the Company’s financial year 2021-2022, on a pro-rated basis as per the Employee’s Hire Date.

2.3.	Long Term Incentive Plan

The Employee shall be eligible to participate in the Company’s Stock Option Plan and Equity Incentive Plan, each as approved by the Board and as amended from time to time (collectively, the “Stock Plan”) which is also known as the Company’s Long Term Incentive Plan (“LTIP”) or any successor thereto. The vesting of, and other terms and conditions of LTIP awards shall be governed in all respects by the Stock Plan, Management Compensation Policy, and/or the grant documents, including the Initial Grant (as defined below).

As long as the Employee remains an employee of the Company, he will be eligible to receive annually a certain number of Options (or other equity awards) representing approximately 108% of his Base Salary, at the discretion of the Board of Directors, and subject to and in accordance with the Company’s Management Compensation Policy, as amended and in effect from time to time.

The Employee’s participation in the LTIP will start in the financial year 2021-2022, pro-rated to his Hire Date.

2.4.	Initial Option Grant

After the Hire Date and subject to his commencement of employment at that time, the Employee will be entitled to receive a one-time stock option award of three (3) million options to purchase shares of the Company’s common stock as soon as is administratively practical which will be granted with an exercise price equal to the fair market value of a share of Company common stock (as determined in accordance with the terms of the Company Stock Option Plan, as amended July 8, 2019 (the “Stock Plan”), and Section 409A) subject to a three (3) year vesting period and/or schedule, which vesting schedule shall commence with the Hire Date (so, for the avoidance of doubt, if the Employee terminates his employment at the expiration of the Term, he will be fully vested in this one-time stock option award), and which shall be governed in all respects by the Stock Plan and/or the grant documents (provided that, the Company shall use its current award agreement that has been provided to the Employee).

2.5.	Benefits

The Employee will be eligible to participate in the Company’s health, medical, dental, vision, life and disability insurance plans that are offered to similarly situated employees of the Company (the “Benefit Plans”), subject to the terms and conditions set out in the Benefit Plan policies. The Company regularly reviews the Benefit Plans, as well as its insurance carriers and accordingly, reserves the right to amend or discontinue the Benefit Plans and change its insurance carriers without advance notice to the Employee.

2.6.	Vacation

The Employee’s annual vacation entitlement will be four (4) weeks, pro-rated to Hire Date. The Employee is required to arrange vacation time to suit the needs of the Company. Vacation entitlements, including treatment of unused vacation time, shall be in accordance with the Company’s vacation policy, which is subject to change at any time at the Company’s discretion. Notwithstanding anything to the contrary in Company policy, vacation must be used in the year it is accrued, otherwise, it will be forfeited. Unused vacation days shall not accrue from year to year. Under no circumstance will unused vacation be paid out at termination of employment.

2.7.	Sick days

The Employee shall be entitled to five (5) paid sick days in accordance with the sick days policy of the Company pro-rated to Hire Date. Notwithstanding anything to the contrary in Company policy, sick time must be used in the year it is accrued, otherwise, it will be forfeited. Unused sick time shall not accrue from year to year. Under no circumstance will unused sick time be paid out at termination of employment.

2.8.	Reimbursement of Expenses; Equipment

The Company agrees to reimburse the Employee for any reasonable out of pocket expenses incurred in the course of performing the Employee’s employment duties and in accordance with the travel and expense reimbursement policies of the Company (for the avoidance of doubt, reasonableness in this regard will mean a standard of travel and accommodation appropriate for an officer of the Company). Reimbursement will be conditional upon receipt of prior written notice to the Company (if practicable, prior to incurring any such expense) and the Employee providing an itemized account and receipts. The Company agrees to reimburse Employee for Illinois, New York and Florida bar dues, and reasonable CLE courses not to exceed Two Thousand Five Hundred ($2,500) per year. Employee will be provided a Company computer with equipment, which shall be returned to the Company upon written request.

The payment or reimbursement shall be subject to the submission to the Company by the Employee of appropriate documentation and/or invoices in accordance with the customary procedures of the Company for expense reimbursement.

3. EMPLOYEE COVENANTS

3.1.	Non-Disparagement

The Employee shall not (at any time) assist with, engage in, or authorize the making or publishing of written or oral statements or remarks which are disparaging, deleterious or damaging to the integrity, reputation, or goodwill of the Company, any affiliates, and/or their management. Nothing in this Section 3.1 shall prohibit Employee from providing truthful testimony or truthful statements under the penalty of perjury in connection with any legal or administrative proceeding or regulatory filings with securities commissions and exchanges.

3.2.	Confidential Information and Intellectual Property

The Employee shall sign and be bound by the Company’s standard form of Confidentiality and Intellectual Property Agreement attached as Schedule A.

3.3.	Non-Competition and Non-Solicitation

During Employee’s employment or other engagement by the Company or its affiliates (collectively the “Companies”), and for a period of one (1) year after the termination of such employment or engagement for any reason (the “Restricted Period”), the Employee shall not, directly or indirectly, own, manage, operate, control or otherwise engage or participate in the ownership, management, operation or control of, or be a shareholder, director, officer, employee, member, partner, lender, co-venturer, guarantor, advisor, consultant or contractor of or to, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Restricted Business or that otherwise competes with the Restricted Business in the Restricted Area; provided that Employee may own securities in a publicly held corporation engaged in the Restricted Business in the Restricted Area, but only to the extent that Employee does not own, of record or beneficially, more than 3% of the outstanding beneficial ownership of such corporation. “Restricted Business” means (i) extracting, refining and producing hemp-derived extracts and oils, (ii) sourcing natural resources for the purposes of producing hemp-derived extracts and oils, (iii) developing advanced extraction equipment, high capacity filtering and purifying techniques and responsible growing practices, including organic and regenerative farming techniques, (iv) branding and selling hemp products containing hemp-derived extracts and oils and (v) any business activities in which the Companies are engaged, or in which the Companies have taken definitive steps to prepare to engage, as of, or within the twelve (12) months prior to, the final date of the Employee’s employment or engagement by the Companies. “Restricted Area” means areas within Canada, areas within the United States of America and any geographic area in the world in which the Companies operate the Restricted Business.

During the Restricted Period, Employee shall not, directly or indirectly either on the Employee’s own account or for any other person: (i) hire, solicit or recruit the employment of services of any person, whether as an employee, officer, director, agent, consultant or independent contractor, who is, or was within 12 months preceding the date of the hiring, solicitation, or recruitment, an employee or service provider of the Companies, or knowingly induce or cause or knowingly attempt to induce or cause any such employee or service provider to terminate his or her employment or service, or breach his or her employment or service agreement, if any, with the Companies; (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, referral source, or licensor of the Companies or any other person who has a material business relationship with the Companies, to terminate or modify any such actual or prospective relationship; or (iii) contact, call-upon or solicit any business from any actual or prospective client, customer, supplier, referral source, or licensor of the Companies; provided that this section shall not prohibit (a) Employee from soliciting or hiring any person who responds to a general advertisement or solicitation not specifically directed at employees of the Companies or (b) efforts by recruiting or employment agencies, provided that such recruiting or employment agencies are not directed to target such employees.

3.4.	Acknowledgement and No Contraindication

Due to the sensitive nature of the Employee’s position and the special access that the Employee will have to the confidential information of the Companies and intellectual property, the Employee will be in a position to irreparably harm the Companies should the Employee breach the covenants contained in this Agreement, enter into competition with the Companies (directly or indirectly), or otherwise make use of the specialized knowledge, contacts and connections obtained during the Employee’s employment to the detriment of the Companies. The Employee acknowledges that the unauthorized use or disclosure of such information could irreparably damage the Companies’ interests if made available to a competitor, or if used against the Companies for competitive purposes. The Employee agrees that the covenants and restrictions contained in this Article 3 are reasonable and valid in terms of time, scope of activities and geographical limitations and understands and agrees that they are vital consideration for the purposes of the Company entering into this Agreement.

The Employee further acknowledges and agrees that it is essential to the effective enforcement of this Article 3, that the Companies be entitled to the remedy of an injunction without being required to show irreparable harm or posting any bond.

It is further agreed that if a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Company and the Employee agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area. Nothing set forth herein shall prohibit the Company from pursuing all remedies available, for damages or otherwise.

The parties additionally agree that (1) the covenants in this Article 3 are necessary for the protection of Company’s business and goodwill; (2) the covenants in this Article 3 are independent of any other covenants or provisions in this Agreement or any other agreement or understanding between the parties or with an affiliate of the Company, and (3) the existence of any claim, defense, or cause of action by Employee against the Company or Companies, whether based on another covenant or provision of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or Companies of the covenants in this Article 3 or any other covenants herein. The covenants in this Article 3 shall survive the termination of this Agreement or termination of Employee’s employment for any reason.

3.5.	General

Notwithstanding the forgoing, nothing in this Article 3 shall apply to the Employee to the extent prohibited by applicable attorney rules of professional conduct.

4. GENERAL

4.1.	Representations and Warranties of Employee

The Employee hereby represents and warrants that (i) the Employee is legally eligible to work in the United States of America and continues to be legally eligible to work in the United States of America, (ii) the Employee is not bound by any agreement, including any restrictive covenant that may restrict the Employee from performing the duties assigned to the Employee pursuant to this Agreement, and (iii) the Employee has not (a) committed a “bad actor” event under Rule 506(d)(1) of Regulation D under the Securities Act of 1933, (b) pled guilty to or been found guilty of an Offense, or served as a director, officer, promoter, insider, or control person of any entity at the time of events that resulted in the entity doing so, and (c) is not currently subject to, or serving as a director, officer, promoter, insider, or control person of an entity that is currently subject to a current charge, indictment or proceeding for an Offense. For purposes of this Section 4.1, “Offense” means: a (i) misdemeanor or felony under the criminal legislation of the U.S., or any state or territory therein, (ii) a summary conviction or indictable offense under the Criminal Code (Canada), (iii) a quasi-criminal offense (for example under the Income Tax Act (Canada), the Immigration Act (Canada) or the tax, immigration, drugs, firearms, money laundering or securities legislation of any jurisdiction, domestic or foreign), or (iv) an offense under the criminal legislation of any other jurisdiction outside of the U.S. and Canada.

4.2.	Severability

If, in any jurisdiction, any provision of this Agreement or its application to either Party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction, or without affecting its application to other parties or circumstances.

4.3.	Entire Agreement and Amendments; No Reliance

This Agreement, including the attached schedules and the agreements and other documents referenced in this Agreement, constitute the entire agreement between the Parties in respect of the employment of the Employee, and supersede and replace any and all prior agreements, understandings, representations, negotiations and discussions, whether express or implied, oral or written, pre-contractual or otherwise. This Agreement and the provisions hereof may be amended or modified only by signed mutual agreement of the Parties in writing. Employee has not relied upon any statements or representations not contained herein. Employee has carefully considered the potential risks relating to the Company and the securities. In no event shall the Company, its affiliates, or directors or officers of the aforementioned be liable to Employee for special, indirect or consequential loss or damages of any kind (including, but not limited to, lost profits or capital) arising out of or relating to any investment in the Company.

4.4.	Legal Advice

The Employee acknowledges that the Employee has read and understands the terms and conditions contained in this Agreement, and that Company has provided a reasonable opportunity for the Employee to seek independent legal advice prior to executing this Agreement.

4.5.	Governing Law

This Agreement is a contract made under and shall be governed by and construed in accordance with, the substantive law of contracts of the State of Florida, without regard to Florida choice of law principles or conflict of law principles. Any lawsuit related to this Agreement shall be brought in the State of Florida.

4.6.	Currency and Withholding; Section 409A

Unless otherwise specified, all references to money amounts are to the lawful currency of the United States of America (USD). All payment made by the Company to the Employee or for the benefit of the Employee shall be less applicable U.S. withholdings and deductions. Employee is responsible for any tax liability associated with payments or benefits provided under this Agreement.

The intent of the Parties is that this Agreement and any payments made hereunder are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the corresponding regulations and guidance promulgated thereunder (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith. Any payment under this Agreement may only be made upon an event and in a manner permitted by Section 409A, and such payments are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable. For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. The Company reserves the right to amend the provisions of this Agreement at any time and in any manner without Employee’s consent but with notice to Employee solely to comply with the requirements of Section 409A and to avoid the imposition of additional tax, interest or income inclusion under Section 409A on any payment to be made hereunder; provided, however, that no such amendment shall reduce the economic benefit that Employee was to derive from this Agreement prior to such amendment. Notwithstanding the foregoing, in no event shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on Employee by Section 409A or for damages for failing to comply with Section 409A. If and to the extent necessary to comply with Section 409A, for purposes of determining when amounts otherwise payable on account of a termination of employment under this Agreement, the terms “terminate,” “termination” or similar language referring to a termination, as used herein, shall be construed as the date Employee first incurs a “separation of service” within the meaning of Section 409A.

If, at the time the Employee becomes entitled to payments and benefits under Section 1.3 of this Agreement (“Severance Payment”), the Employee is a Specified Employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), then, notwithstanding any other provision in Section 1.3 to the contrary, the following provision shall apply; provided Section 409A is applicable. No Severance Payment considered by the Company in good faith to be deferred compensation under Section 409A that is payable upon the Employee’s separation from service (as defined and determined under Section 409A), and not subject to an exception or exemption thereunder, shall be paid to the Employee until the date that is six (6) months after the Employee’s effective date of termination. Any such Severance Payment that would otherwise have been paid to the Employee during this six-month period shall instead be aggregated and paid to the Employee on or as soon as administratively feasible after the date that is six (6) months after the Employee’s effective date of termination, but not later than thirty (30) days after such date. Any Severance Payment to which the Employee is entitled to be paid after the date that is six (6) months after the Employee’s effective date of termination shall be paid to the Employee in accordance with the terms of Section 1.3.

4.7.	Interpretation and Language

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and the Agreement shall be interpreted without regard to any presumption or other rule requiring interpretation of the Agreement more strongly against the Party causing it to be drafted. The paragraph headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

The parties acknowledge that they have agreed that the present Agreement as well as all documents and notices pursuant hereto or relating directly or indirectly hereto be drawn up in English.

4.8.	Privacy Consent

The Employee consents to the Company and any affiliate collecting using and disclosing the Employee’s personal information to establish, manage, terminate and/or otherwise to administer the employment relationship.

4.9.	Indemnity

The Company shall indemnify Employee to the fullest extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against Employee by a third party because of and in connection with Employee’s conduct or position as an employee and attorney of the Company; provided that Employee shall not be entitled to any indemnification as to any matter where the Company or its affiliate has brought an action (but not including a shareholder derivative action) or has otherwise asserted a claim against Employee. Company will at all times maintain directors’ and officers’ liability insurance (“D&O Insurance”) and shall provide a copy of said insurance policy to Employee within 30 days of receipt by the Company. Employee agrees that the indemnity rights under this Section are conditioned on Employee providing twenty (20) days’ prior written notice to the Company of such claim and a demand for indemnity. Company shall have no liability to Employee with respect to any indemnity contained herein until twenty (20) days’ following such prior written notice to Company of such claim and demand for indemnity. In addition, Employee agrees that the indemnity rights provided to him will only be available if: (a) Employee was acting honestly and in good faith with a view to the best interests of the Company or its affiliates, and (b) in the case of a criminal or administrative action or proceeding, the Employee had reasonable grounds for believing that the Employee’s conduct was lawful. This Section 4.9 shall be deemed to have effect as and from the Hire Date. However, this Section 4.9 shall survive until three years after the Employee has ceased to act as a director or officer of the Company or its affiliates. The Company and the Employee shall, from time to time, provide such information and cooperate with the other as the other may reasonably request, in respect of all matters under this Section 4.9.

Notwithstanding anything to the contrary in this Agreement, Employee agrees to indemnify the Company and hold it harmless for all taxes, payroll or otherwise, including attorney’s fees and costs, and any interest and penalties for which the Company may be found liable as a consequence of the Company having paid monies pursuant to this Agreement. Nothing in this Agreement diminishes or otherwise obviates any rights or benefits the Employee may have under applicable Company articles of incorporation, by-laws or any agreement between the Employee and the Company regarding indemnification.

4.10.	Waiver of Breach

The failure of the Company, or an affiliate of the Company, or Employee, to insist, at any time,

upon strict performance of any one or more covenants, provisions or conditions of this Agreement shall not be construed as a waiver or relinquishment of that covenant, provision or condition or the future performance of that or any other such covenant, provision or condition, and a party’s obligation with respect to that covenant, provision or condition or the future performance of any such covenant, provision or condition shall continue in full force and effect. No waiver of a party’s performance of any covenant or condition of this Agreement shall be deemed to have been made by the other party unless expressed in writing and signed by such other party. The failure of the Company, or affiliate of the Company, or Employee to take any action by reason of a breach by the other party shall not constitute a waiver of any rights of the Company, or affiliate of the Company, or Employee and will not deprive it/them/him of any remedies available to it/them/him.

4.11.	Third Party Beneficiary and Assignment

Any affiliate of the Company is an intended third-party beneficiary of this Agreement including the covenants in Article 3. This Agreement shall inure to the benefit of the Company, affiliates of the Company, and their successors and assigns, and to the benefit of any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business, and the Company’s rights hereunder may be assigned in connection therewith. The Employee may not assign any of his rights or obligations under this Agreement without the prior written consent of the Company; provided, however, that the Company may assign its rights or obligations under this Agreement, in whole or in part, without the consent of any other party, to any affiliate of the Company, or in connection with a transfer of substantially all of the assets or the business, or any consolidation or merger of the Company. For the avoidance of doubt, any such assignee of the Company shall in good faith continue to perform the Company’s obligations under this Agreement.

4.12.	Waiver of Jury Trial

EACH OF THESE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT.

[Signature Page Follows]

IN WITNESS OF WHICH the Parties have duly executed this Agreement on this 10th day of August

2021:

FOR THE EMPLOYER:

/s/ John M. Moretz	August 10, 2021
John M. Moretz Chairman of the Board Neptune Holdings USA, Inc.	Date

FOR THE COMPANY:

/s/ John M. Moretz	August 10, 2021
John M. Moretz Chairman of the Board Neptune Solutions Bien-Etre Inc.	Date

FOR THE EMPLOYEE:

/s/ John S. Wirt	August 10, 2021
John S. Wirt	Date